UNITED STATES

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Lifetime Brands, Inc.

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FOR IMMEDIATE RELEASE

Lifetime Brands to Acquire Filament Brands

Acquisition Creates a Premier Housewares Company Expected to Have $770 Million in Net Sales,

Adjusted Pro Forma EBITDA of More Than $85 Million and

Unparalleled Portfolio of Powerful Brands and Iconic Licenses

Highly Experienced and Complementary New Management Team to be Led

By Rob Kay as CEO and Jeffrey Siegel as Executive Chairman

Significant Annual Cost Synergies of Approximately $8 Million Expected

to Be Realized in First Year After Close

Transaction Expected to be Meaningfully Accretive to Normalized EPS in the First Full Year After Close

Shareholders of Filament, led by Centre Partners, to Own 27% of Lifetime

Lifetime and Filament to Host Conference Call at 9:00 am ET Today

GARDEN CITY, N.Y. and SEATTLE – December 22, 2017 – Lifetime Brands, Inc. (NasdaqGS:LCUT) (“Lifetime” or “the Company”), a leading global provider of branded kitchenware, tableware and other products used in the home, and Filament Brands (“Filament”), an established, category leader and innovator in the housewares industry, today announced that they have entered into a definitive agreement under which Lifetime will acquire Filament, a portfolio company of Centre Partners, a leading middle market private equity firm, in a cash and stock transaction. Based upon the closing price of Lifetime common stock on December 21, 2017, the transaction values Filament at an enterprise value of approximately $313 million, which represents a pro forma adjusted EBITDA multiple of approximately 6.3x, inclusive of synergies and the effect of the net present value of inherited tax attributes.

After the closing, Lifetime will have an enhanced portfolio of products with #1 positions in key product areas, a diversified customer base with marquee partnerships and a robust product development team and pipeline. With approximately $178 million in revenue in the latest twelve month period ended September 2017, Filament offers top brands that combine longstanding heritage with best-in-class product development and design, including Rabbit, Chef’n, Taylor, Salter and Springfield. By adding Filament’s marketing and consumer engagement capabilities to Lifetime’s expertise in sales, ecommerce, sourcing and IT infrastructure, Lifetime will be strongly positioned to deliver and develop more products for more customers around the world.

“We are pleased to welcome the Filament business, brands and people to Lifetime,” said Jeffrey Siegel, Lifetime’s Chairman and Chief Executive Officer. “This transaction brings together two highly complementary companies and positions Lifetime with the scale, brands and capabilities to compete and win in today’s dynamic global environment. Filament has firmly established itself as a leader of high-end design and innovation in the branded consumer products sector. With its attractive positions in non-traditional, high-growth channels, Filament will help extend Lifetime’s reach into important new segments and create new opportunities for our business. This transaction represents a significant milestone for our company, our shareholders and our customers, and we are confident that joining forces gives us the opportunity to accelerate our growth plans and create value for all our stakeholders.”

Mr. Siegel continued, “Rob Kay is a seasoned executive with more than 20 years of experience building and running companies. I look forward to working closely with Rob, and I am confident that he is the right person to lead Lifetime upon closing to capitalize on the significant opportunities ahead.”

“Over the past five years, we structured our best-in-class design, engineering, operations and marketing to drive innovation and offer products that are stylish and functionally relevant,” said Rob Kay, Chief Executive Officer of Filament Brands. “Today’s announcement is a testament to our relentless customer focus and to the hard work of our talented creative and professional teams. Together with Lifetime, with its robust sales, ecommerce, sourcing and IT infrastructure, we’ll be able to bring even more great ideas to market and drive significant value creation over the long-term. Lifetime is a company I have known and admired, and I look forward to continuing to grow the business, investing in its world-class brands and creating opportunities for the tremendously talented people of both companies.”

Bruce Pollack, Managing Partner of Centre Partners, said, “This transaction represents a significant opportunity to transform our investment into a new company that is even stronger – financially, operationally and strategically. We are proud of what Filament has achieved the last five years in building a true leader in the branded consumer products sector, and we believe that Lifetime is an ideal partner for Filament as it enters its next phase of growth. We are confident in the strategic and financial merits of this transaction, both today and over the long-term, and look forward to maintaining a significant ownership stake in Lifetime and to contributing to its success going forward through our Board service.”

Compelling Strategic and Financial Benefits of Transaction

•	Increased Scale and Infrastructure to Expand Revenue and Margins: The transaction will create a company with a significantly expanded and more efficient global footprint, including leadership positions and strengthened operations, sales, sourcing, IT, ecommerce and R&D platforms. The result is a transformed company that is uniquely positioned to bring high-margin products to new markets, and drive new and deeper customer relationships and enhanced profitability. Lifetime’s robust, industry-leading sales infrastructure will further enable deep retailer and consumer relationships across an expanded global footprint.

Lifetime is committed to continuing to invest in R&D and product innovation, which it expects will grow stronger with the addition of Filament’s expertise and development capabilities. Furthermore, the Company’s significantly enhanced financial position and resources will enable it to further invest in its best-in-class brands, including product development and marketing opportunities, generating short- and longer-term growth, including internationally.

•	Enhanced Product Portfolio and Best-in-Class Innovation Engine: The acquisition will extend Lifetime’s reach into important new home products segments and bolster the Company’s industry-leading design capabilities with the addition of Filament’s best-in-class product development and design expertise. With the addition of Filament, Lifetime will have over 1,000 patents worldwide across over 20 brands and 27 categories, including #1 positions in kitchenware, tableware, kitchen and bath measurement, portable beverage and barware. With an enhanced product development engine, Lifetime expects to accelerate the creation of new products that anticipate consumer demands across various price points and geographies. The Company’s expanded ecommerce capabilities and strengthened retailer relationships will ensure that Lifetime’s expanded product portfolio reaches even more customers in attractive markets around the world.

•	Highly Diversified Customer Base: Lifetime and Filament have highly complementary customer bases, serving overlapping accounts with distinct product offerings. By bringing together two diversified customer bases and channel mixes, Lifetime will have stronger key partnerships with blue-chip retailers, including Amazon, Walmart, Costco and Starbucks. No customer will represent more than 15 percent of sales. Furthermore, with the addition of Filament, Lifetime will be able to offer unique trend forecasting abilities that retailers increasingly rely on to provide consumer preference insights and points of differentiation.

•	Strong Financial Profile to Drive Future Growth: With the acquisition of Filament, Lifetime will have an enhanced financial profile, with expected pro forma net sales of approximately $770 million and pro forma EBITDA of more than $85 million. At the close, Lifetime is expected to have a net debt / EBITDA ratio of less than 4.0x, with the Company expected to reach its target net debt / EBITDA ratio of below 3.0x within two years of close as a result of the significant free cash flow generation.

Lifetime expects the transaction to be meaningfully accretive in the first full year after close. In addition, Lifetime expects the transaction to be accretive to EBITDA margins by approximately 400 basis points.

•	Substantial Cost-Savings: The integration of Lifetime and Filament is expected to generate $8 million of annual run-rate cost synergies in the first year after the close of the transaction. Actions to capture these savings include supply chain consolidation, sales and marketing efficiencies and elimination of overlapping back office functions.

Headquarters, Management and Board of Directors

Lifetime will continue to be headquartered in Garden City, New York, with a significant presence in Seattle, Washington, and will maintain its regional facilities around the world. Upon completion of the transaction, Rob Kay, CEO of Filament, will become CEO of Lifetime. Jeffrey Siegel, currently Chairman and CEO of Lifetime Brands, will become Executive Chairman of the Company. Daniel Siegel will remain President of the Company and Ronald Shiftan will remain Vice Chairman of the Board.

In conjunction with the closing of the transaction, Mr. Kay and two representatives of Centre Partners, Bruce Pollack and Michael Schnabel, will join the Company’s Board, which will expand to 13 directors.

Transaction Terms and Financing

Based upon the closing price of Lifetime common stock on December 21, 2017, the transaction is valued at $313 million, a multiple of 6.3x, including estimated synergies and the present value of inherited tax attributes, and consists of a combination of cash and common stock. Lifetime will issue to Filament’s equity holders at closing newly-issued shares representing 27 percent of Lifetime Brands common stock on a fully diluted basis after accounting for the issuance of additional shares. Lifetime will also pay an agreed amount of cash, which is expected to be used to (x) repay preferred equity holders, (y) fund other transaction-related obligations and (z) repay certain outstanding debt.

Lifetime intends to fund the cash portion with proceeds obtained from a newly committed $275 million senior secured term loan and a $150 million new asset based loan.

At the completion of the transaction, Filament’s equity holder will enter into a customary lock-up and standstill agreement for the Lifetime shares it receives.

Approvals

The transaction, which is expected to close in the first half of 2018, is subject to, among other things, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Lifetime shareholder approval, and other customary closing conditions.

Jeffrey Siegel, Daniel Siegel, Clifford Siegel and Ronald Shiftan, who collectively own approximately 11 percent of the outstanding stock of Lifetime, have entered into voting agreements in support of the transaction.

Advisors

Sawaya Partners is serving as financial advisor to Lifetime and Morgan, Lewis & Bockius LLP is serving as its legal advisor. Houlihan Lokey also acted as a financial advisor to Lifetime. Harris Williams & Co is serving as financial advisor to Filament and Paul Weiss Rifkind, Wharton & Garrison LLP is serving as its legal advisor.

Conference Call, Webcast and Presentation

Lifetime and Filament will host a conference call today, Friday, December 22, 2017, at 9:00 am ET. The live audio webcast and accompanying presentation can be accessed via Lifetime Brands’ Investor Relations website at http://lifetimebrands.gcs-web.com/investor-relations. The audio webcast will be archived for replay for 60 days following the conference.

Individuals who wish to dial into the conference call may do so at (866) 610-1072. International callers should dial (973) 935-2840 and enter the conference ID 2169598. A digital recording will be available. To access the recording, US/Canada callers should dial (800) 585-8367 or (404) 537-3406, and enter the conference ID 2169598.

About Rob Kay

Rob Kay, 55, is a seasoned operating executive with more than 20 years of experience building and running companies. In addition to his role as CEO of Filament Brands, Rob is an Operating Partner with Centre Partners, a leading middle market private equity firm. Prior to joining Filament Brands, Rob held senior roles at several companies in the manufacturing and consumer products space, including serving as the Principal Executive Officer of Kaz, Inc. until its acquisition by Helen of Troy in 2010; as Principal Executive Officer of OneCare, a portfolio company of Norwest Partners; President and CEO of Key Components, Inc.; and as SVP and CFO of Oxford Resources, Corp., at that time a NASDAQ-listed company. Rob began his career at Deloitte & Touche where he spent several years as a management consultant.

About Filament Brands

Filament is a category leader and innovator in the housewares industry. Brands under the Filament banner include: Rabbit, RBT, Houdini, Chef’n, VIBE, Taylor Kitchen, Taylor Bath, Taylor Weather, EatSmart, Springfield and Salter. Filament brands have wide distribution and are sold all over the world. Retailers and consumers look to Filament brands to deliver innovative solutions in, and around the home. Filament evokes a vibrant, smart, aligned team steeped in history and pushing the boundaries of ingenuity. An inspired group of people and products produced by a unified spark to do better. For additional information, please visit www.filamentbrands.com

About Centre Partners

Founded in 1986, Centre Partners is a leading middle-market private equity firm focusing on the consumer and healthcare sectors, with offices in New York and Los Angeles. Centre has invested over $2 billion of equity capital in more than 80 transactions since its inception. Centre seeks to partner with founders and management teams to build exceptional businesses. Centre Partners provides management teams access to its unique resources, which includes an extended network of experienced and proven operating executives. Additional information is available at www.centrepartners.com.

About Lifetime Brands, Inc.

Lifetime Brands, Inc. Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chicago™ Metallic, Copco®, Fred® & Friends, Kitchen Craft®, Kamenstein®, Kizmos™, MasterClass®, Misto®, Mossy Oak®, Swing-A-Way® and Vasconia®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Creative Tops®, Empire Silver™, Gorham®, International® Silver, Kirk Stieff®, Towle® Silversmiths, Tuttle®, Wallace®, Wilton Armetale®, V&A® and Royal Botanic Gardens Kew®; and valued home solutions brands, including Bombay®, BUILT NY® and Debbie Meyer®. The Company also provides exclusive private label products to leading retailers worldwide. The Company’s corporate website is www.lifetimebrands.com.

Forward-Looking Statements

The Company’s statements related to the proposed acquisition of Taylor contain forward-looking statements, including statements regarding expected benefits of the acquisition and the timing and financing thereof. Actual results could differ materially from those projected or forecast in the forward-looking statements. Factors that could cause actual results to differ materially include the following: the Company’s stockholders may not approve the transaction; the conditions to the completion of the transaction may not be satisfied; debt financing may not be available on favorable terms, or at all; closing of the transaction may not occur or may be delayed, either as a result of litigation related to the transaction or otherwise; the parties may be unable to achieve the anticipated benefits of the transaction; revenues following the transaction may be lower than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, and suppliers) may be greater than expected; the Company may assume unexpected risks and liabilities; completing the acquisition may distract the Company’s management from other important matters; and the other factors discussed in “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and subsequent filings with the SEC, which are available at http://www.sec.gov. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

Certain aspects of the proposed acquisition will be submitted to the Company’s stockholders for their consideration. In connection with the proposed acquisition, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the SEC, and will mail the proxy statement to its stockholders and file other documents regarding the proposed acquisition with the SEC. The Company urges investors and stockholders to read the proxy statement when it becomes available, as well as other documents filed with the SEC, because they will contain important information. Investors and security holders will be able to receive the proxy statement and other documents free of charge at the SEC’s web site, http://www.sec.gov. These documents can also be obtained (when they are available) free of charge from the Company upon written request to the Corporate Secretary, Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, NY 11530.

Participants in Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the approval of the issuance of the shares of the Company’s common stock in connection with the acquisition. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed acquisition will be set forth in the proxy statement when it is filed with the SEC. You can find information about the Company’s executive officers and directors in its definitive proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on May 1, 2017. You can obtain free copies of such definitive proxy statement using the contact information above.

Contacts

Lifetime Brands, Inc.:

Laurence Winoker, Chief Financial Officer

516-203-3590

investor.relations@lifetimebrands.com

or

Dan Katcher / Alyssa Cass / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Filament Brands:

Alyssa Ciambriello

Lippe Taylor

212-473-7236

aciambriello@lippetaylor.com

Centre Partners:

Mark Semer / Peter Hill

Kekst

212-521-4800

mark.semer@kekst.com / peter.hill@kekst.com